Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS IMPROVED

THIRD QUARTER 2006 FINANCIAL RESULTS

— Operating Loss Decreased to Under $1 Million; Cash Balance Increases —

PRINCETON, N.J., November 2, 2006 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the third quarter of 2006.

Total revenues were $15.7 million for the third quarter of 2006, compared to $16.4 million for the third quarter of 2005. The $0.7 million decline in revenues was largely due to the lower volume of U.S. government paternity and U.S. testing services to provide DNA profiles for uploading into the Federal Bureau of Investigation’s Combined DNA Index System (CODIS) and similar state databases. The decline was partially offset by increased U.S. forensic casework revenue. Total revenues in the third quarter of 2006 increased by approximately $2.1 million compared to the second quarter of 2006 resulting primarily from the seasonal increase in U.K. agriculture revenues and increases in U.K. forensic revenues and U.S. forensic casework revenues.

Gross margin for the third quarter of 2006 was 36% compared to a gross margin of 42% for the third quarter of 2005. Gross margin was negatively impacted primarily due to volume declines in U.S. government paternity and CODIS testing services, and increased operating costs. The gross margin increased to 36% in the third quarter of 2006 from 27% and 19% in the second and first quarters of 2006, respectively. The gross margin improvement in the third quarter of 2006 from the second quarter of 2006 resulted primarily from increased prices for U.S. forensic casework and CODIS services and increased volume for U.K. Police and Criminal Evidence Act (PACE) database testing services and seasonal U.K. agriculture services, partially offset by lower volume for U.S. paternity testing.

Total operating expenses, excluding cost of service revenue, for the third quarter of 2006 were $6.3 million, compared to $9.7 million for the third quarter of 2005. The decline was primarily due to a decline in marketing and sales, general and administrative, and restructuring expenses, partially offset by higher non-cash compensation expense due to the expensing of stock options. Operating expenses, excluding cost of service revenue, for the third quarter of 2006 decreased to $6.3 million from $7.7 million and $8.8 million in the second and first quarters of 2006, respectively.

Orchid Cellmark reported a net loss of $1.3 million, or $(0.05) per share, for the third quarter of 2006, compared to a net loss of $3.8 million, or $(0.15) per share, for the third quarter of 2005. The third quarter of 2006 net loss decreased from a net loss of $4.2 million, or $(0.17) per share, for the second quarter of 2006, and a net loss of $6.6 million, or $(0.27) per share, for the first quarter of 2006.

At September 30, 2006, cash and cash equivalents were $12.5 million and restricted cash was approximately $1.0 million. In the third quarter of 2006, cash provided by operations was $1.3 million and cash used for capital expenditures was $0.6 million. In the second and first quarters of 2006, the cash used by operations was $7.7 million and $4.1 million, respectively. The company had no short-term or long-term debt as of September 30, 2006.

Thomas Bologna, President and Chief Executive Officer of Orchid Cellmark, commented, “We believe our third quarter results and the trend reflected in our year to date 2006 financials represent a clear improvement over the company’s past performance. They indicate that our restructuring initiatives gained substantial traction in the third quarter, producing significantly stronger results.”

Mr. Bologna added, “I believe the operational focus and strong commitment to executing well that we noted when we reported the company’s first quarter of 2006 results have produced the improvement in margins and operating income this quarter.”

Mr. Bologna continued, “We were cash flow positive in the third quarter of 2006, largely as a result of increased accounts receivable collections and our seasonal scrapie business, which is historically strong in the third quarter. We believe our existing cash balances will be sufficient to sustain our operations for at least the next twelve months, however, we do expect to need additional cash to strengthen our balance sheet as our turnaround continues and we seek to build the company more aggressively.”

Mr. Bologna concluded, “We believe we are on the right path to building a sustainable company that today is in a better position to capitalize on our worldwide presence and strong brand identity in providing DNA identity services.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, November 2, 2006 at 10:00 am EST. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 9465039. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com and www.1800dnatest.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: Orchid Cellmark’s belief that its existing cash balances will be sufficient to sustain its operations for at least the next twelve months; Orchid Cellmark’s expectation to need additional cash to strengthen its balance sheet as its turnaround continues and it seeks to more aggressively build the company; and Orchid Cellmark’s belief that it is on the right path to building a sustainable company that today is in a better position to capitalize on its worldwide presence and strong brand identity in providing DNA identity services. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, and Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three months & nine months ended September 30, 2006 and September 30, 2005

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
				(Restated)
Revenues:
Service revenues	$15,659	$16,264	$41,691	$46,495
Other revenues	75	156	251	431

Total revenues	15,734	16,420	41,942	46,926

Operating expenses:
Cost of service revenues	10,024	9,523	30,147	27,590
Research and development	316	376	910	1,190
Marketing and sales	1,494	2,464	5,459	6,189
General and administrative	4,055	4,829	14,648	14,383
Impairment of assets	—	214	—	214
Restructuring	41	1,423	527	1,900
Amortization of intangible assets	442	428	1,322	1,289

Total operating expenses	16,372	19,257	53,013	52,755

Operating loss	(638)	(2,837)	(11,071)	(5,829)

Other income, net	136	24	121	1,817

Loss before income taxes	(502)	(2,813)	(10,950)	(4,012)
Income tax expense	825	955	1,206	1,590

Net loss	$(1,327)	$(3,768)	$(12,156)	$(5,602)

Basic and diluted loss per share	$(0.05)	$(0.15)	$(0.50)	$(0.23)

Shares used in computing basic and diluted net loss per share:	24,344	24,368	24,338	24,296

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2006 and December 31, 2005

(In thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Assets:

Current Assets
Cash and cash equivalents	$12,459	$23,198
Restricted cash	—	566
Accounts receivable, net	10,307	10,693
Inventory	701	1,054
Prepaid and other current assets	2,094	1,904

Total current assets	25,561	37,415

Fixed assets, net	8,608	9,096
Goodwill	2,269	2,177
Other intangibles, net	10,143	11,358
Restricted cash	975	1,170
Other assets	469	453

Total assets	$48,025	$61,669

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$2,236	$3,466
Accrued expenses and other current liabilities	6,554	9,077
Income tax payable	1,437	1,212
Deferred revenue	721	825

Total current liabilities	10,948	14,580

Accrued restructuring, less current portion	63	329
Other liabilities	1,355	1,283

Total liabilities	12,366	16,192

Total stockholders’ equity	35,659	45,477

Total liabilities and stockholders’ equity	$48,025	$61,669